ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-132747 Dated May 1, 2007

Yield Optimization Notes with Contingent Protection
Enhanced Income Solutions for Equity Investors
UBS AG $• Notes linked to the common stock of Adobe Systems Inc. due on or about May 30, 2008
UBS AG $• Notes linked to the common stock of Apple Inc. due on or about May 30, 2008
UBS AG $• Notes linked to the common stock of Goldman Sachs Group Inc. due on or about May 30, 2008
UBS AG $• Notes linked to the common stock of Whole Foods Market Inc. due on or about May 30, 2008
Investment Description

Yield Optimization Notes with Contingent Protection (the “Notes”) are notes issued by UBS AG (“UBS”) linked to the performance of the common stock of a specific underlying company (the “underlying stock”). The Notes pay an enhanced coupon and provide either a return of principal or shares of the underlying stock at maturity. The enhanced coupon is designed to compensate you for the risk that you may receive a share of the underlying stock at maturity for each Note held that is worth less than your principal. At maturity, you will receive one share of the underlying stock for each of your Notes if the closing price of the underlying stock falls below the specified trigger price on any trading day during the Observation Period. Otherwise, you will receive your principal in cash. We will make coupon payments during the term of the Notes regardless of the performance of the underlying stock. Investing in the Notes involves significant risks. You may lose some or all of your principal.

Features		Key Dates*

•

Enhanced coupon payments are made regardless of the performance of the underlying stock and are designed to compensate you for the risk that the Notes are not fully principal protected and that you could lose some or all of your principal.

		Trade Date Settlement Date Final Valuation Date Maturity Date	May 24, 2007 May 31, 2007 May 22, 2008 May 30, 2008
*
The Notes are expected to price on or about May 24, 2007 and settle on or about May 31, 2007. In the event that we make any changes to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Notes remains the same.
•

Contingent protection feature protects your principal only if the closing price of the underlying stock never falls below the specified trigger price during the Observation Period and you hold the Notes to maturity:

•

If the closing price of the underlying stock never falls below the trigger price, at maturity you will receive a cash payment equal to your principal amount. You will not participate in any appreciation of the underlying stock at maturity.

•

If the closing price of the underlying stock falls below the trigger price on any trading day during the Observation Period, at maturity you will receive one share of the underlying stock for each of your Notes. If you receive shares of the underlying stock at maturity, they may be worth less (or more) than your principal or may be worthless.

Note Offerings

These preliminary terms relate to four separate Notes we are offering. Each Note is linked to the common stock of a different underlying company with a different coupon rate. The performance of each Note will not depend on the performance of any other Note. The coupon rate for each Note will be set on the trade date.
Underlying Stocks	Coupon per annum*	Initial Price	Trigger Price	CUSIP	ISIN
Common stock of Adobe Systems Inc.	9.25% to 10.25%			90261J 145	US90261J1445
Common stock of Apple Inc.	10.50% to 11.50%			90261J 137	US90261J1372
Common stock of Goldman Sachs Group Inc.	8.00% to 9.00%			90261J 129	US90261J1299
Common stock of Whole Foods Market Inc.	9.75% to 10.75%			90261J 111	US90261J1117
* Paid quarterly in arrears in four equal installments.

See “Additional Information about UBS and the Notes” on page 2. Each Note we are offering will have the terms set forth in the product supplement relating to the Notes, the accompanying prospectus and this free writing prospectus. See “Key Risks” on page 4 and the more detailed “Risk Factors” beginning on page PS-10 of the product supplement relating to the Notes for risks related to an investment in the Notes. Your Note does not guarantee any return of principal at maturity. At maturity, if you receive shares of the underlying stock, they may be worth less (or more) than your principal or may be worthless.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this free writing prospectus, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities of UBS AG and are not FDIC insured.

Offering of Notes	Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Adobe Systems Inc. Per Note •	•	100%	•	2.00%	•	98.00%
Apple Inc. Per Note •	•	100%	•	2.00%	•	98.00%
Goldman Sachs Group Inc. Per Note	•	100%	•	2.00%	•	98.00%
Whole Foods Market Inc. Per Note	•	100%	•	2.00%	•	98.00%

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the Notes, which we refer to as the “Yield Optimization Notes with Contingent Protection product supplement” or the “YONCP product supplement”) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-657-9836.

You may access these documents on the SEC web site at www.sec.gov as follows:

  YONCP product supplement dated February 28, 2007:
  http://www.sec.gov/Archives/edgar/data/1114446/000093041307001862/c47037.htm

  Prospectus dated March 27, 2006:
  http://www.sec.gov/Archives/edgar/data/1114446/000095012306003728/y17280ae424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Yield Optimization Notes with Contingent Protection” or the “Notes” refer to four different Notes that are offered hereby. Also, references to the “YONCP product supplement” mean the UBS product supplement, dated February 28, 2007, relating to the Notes generally, and references to “accompanying prospectus” mean the UBS prospectus, dated March 27, 2006.

Common Terms for Each Offering of the Notes		Determining Payment at Maturity for Each Offering of the Notes

Issuer	UBS AG, Jersey Branch

You will receive one share of the applicable underlying stock for each Note you own.

  If the market price of the underlying stock on the maturity date is less than the initial price, the shares you receive at maturity will be worth less than the principal amount of your Notes.

  If the market price of the underlying stock on the maturity date is greater than the initial price, the shares you receive at maturity will be worth more than the principal amount of your Notes.

Your Notes are not fully principal protected. The value of the shares you may receive at maturity could be worth less than your principal.

Principal Amount	Equal to the initial price (as defined below) of
per Note	per Note the applicable underlying stock
Term	1 Year[1]
Coupon Payment	Annual coupon payment paid quarterly in
arrears, regardless of the performance of the
underlying stock
Payment at Maturity	▶ If the closing price of the applicable (per
(per Note)	Note) underlying stock never falls below
the trigger price on any trading day during
the Observation Period, at maturity we will
pay you an amount in cash equal to your
principal amount.
▶ If the closing price of the applicable
underlying stock falls below the trigger
price on any trading day during the
Observation Period, at maturity we will
deliver to you one share of the applicable
underlying stock for each Note you own.
Each Note is not fully principal protected.
The value of the shares you may receive at
maturity could be worth less than your
principal.
Closing Price	On any trading day, the last reported sale price
of the applicable underlying stock on the
principal national securities exchange on which
it is listed for trading
Initial Price	The closing price of the applicable underlying
stock on the trade date
Trigger Price	75% of the initial price
Observation Period	The period starting on the trade date and
ending on, and including, the final valuation
date

1	In the event that we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Notes is one year.

Investor Suitability

The securities may be suitable for you if:

  You have a moderate to high risk tolerance.

  You are willing to receive shares of the applicable underlying stock at maturity that may be worth less than your principal.

  You believe the market price of the applicable underlying stock is not likely to appreciate by more than the value of the coupons paid on the Notes.

  You believe the closing price of the applicable underlying stock is not likely to fall below the trigger price at any time during the Observation Period.

  You are willing to make an investment that will be exposed to the same downside price risk as an investment in the applicable underlying stock.

  You are willing to accept the risk of fluctuations in the market price of the applicable underlying stock.

  You are willing to invest in the applicable Note based on the anticipated coupon range (the actual coupon rate will be determined on the trade date).

  You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

The securities may not be suitable for you if:

  You seek an investment that is 100% principal protected.

  You are not willing to receive shares of the applicable underlying stock at maturity.

  You believe the market price of the applicable underlying stock is likely to appreciate by more than the value of the coupons paid on the Notes.

  You believe the closing price of the applicable underlying stock is likely to fall below the trigger price during the Observation Period.

  You are not willing to accept the risks of owning equities in general and the applicable underlying stock in particular.

  You prefer lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

  You are unable or unwilling to hold the Notes to maturity.

  You seek an investment for which there will be an active secondary market.

What are the tax consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and UBS hereby agree (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent debt instrument and a contingent forward contract relating to the underlying stock. Under this characterization of the Notes, interest paid in respect of each offering of the Notes is divided into two components for tax purposes: the debt component and the contract component.

Debt component—The interest on the debt component is taxed as ordinary income in the year it was received or accrued depending on your method of accounting for tax purposes.

Contract component—The contract component is generally not taxed until sale or maturity. At maturity, the contract component is taxed either as a short-term capital gain if principal is repaid in cash or as a reduction of the cost basis if shares are delivered.

	Coupon per Annum	Debt Component	Contract Component
Offerings	(to be determined on trade date)	per Annum	per Annum
Adobe Notes	9.25% to 10.25%	•%	•%
Apple Notes	10.50% to 11.50%	•%	•%
Goldman Sachs Notes	8.00% to 9.0 0%	•%	•%
Whole Foods notes	9.75% to 10.75%	•%	•%

It would be reasonable to treat your Notes as described above, but it would also be reasonable to treat your Notes as a single contingent debt instrument subject to the special tax rules governing contingent debt instruments. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes. Please read the discussion in “Supplemental U.S. Tax Considerations” on page PS-29 of the YONCP product supplement for a more detailed description of the tax treatment of your Notes prepared by our tax counsel, Sullivan & Cromwell LLP.

Key Risks

An investment in any offering of the Notes involves significant risks. Some of the risks that apply to each offering of the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the YONCP product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

•

Risk of Loss of Contingent Protection – Your principal will be protected only if the closing price of the applicable underlying stock never falls below the trigger price on any trading day during the Observation Period and the Notes are held to maturity. If the closing price of the applicable underlying stock falls below the trigger price on any trading day during the Observation Period, the contingent protection feature will be eliminated and you will be fully exposed at maturity to any decline in the market price of the applicable underlying stock. Greater expected volatility with respect to a Note’s underlying stock reflects a higher expectation as of the trade date that a stock could fall below its trigger price over the term of the Note. This greater expected risk will generally be reflected in a higher coupon payable on such Note. A stock’s volatility, however, can change significantly over the term of the Notes. The price of the underlying stock for your Note could fall sharply, which could result in a significant loss of principal.

•	Single Stock Ris – The price of each underlying stock can rise or fall sharply due to factors specific to the underlying stock and issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions, and other events, and by general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
•	There may be little or no secondary market for the Notes – No offering of the Notes will be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Notes may not develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in each offering of the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.
•	Owning the Notes is not the same as owning the applicable underlying stock – The return on your Notes may not reflect the return you would realize if you actually owned the applicable underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the applicable underlying stock over the term of your Notes. Furthermore, the applicable underlying stock may appreciate substantially during the Observation Period and you will not participate in such appreciation unless the closing price of the applicable underlying stock falls below the trigger price at least once during the Observation Period. Moreover, you will only participate in the appreciation in these circumstances if the market price of the underlying stock on the maturity date is greater than the initial price.
•	Credit of UBS – An investment in the Notes is subject to the credit risk of UBS, and the actual and perceived creditworthiness of UBS may affect the market value of the Notes.
•	Price prior to maturity – The market price of your Notes will be influenced by many unpredictable and interrelated factors, including the market price of the applicable underlying stock and the expected price volatility of the underlying stock, the dividend rate on the underlying stock, the time remaining to the maturity of your Notes, interest rates, geopolitical conditions, economic, financial, political and regulatory or judicial events and the creditworthiness of UBS.
•	Impact of fees on secondary market prices – Generally, the market price of the Notes in the secondary market is likely to be lower than the initial public offering price of the Notes, since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.
•	Potential UBS impact on market price of underlying stock – Trading or transactions by UBS or its affiliates in the applicable underlying stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the applicable underlying stock may adversely affect the market price of the applicable underlying stock and, therefore, the market value of your Notes.
•	Potential conflict of interest – UBS and its affiliates may engage in business with the issuer of the applicable underlying stock, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of UBS, will determine whether the closing price on any trading day has fallen below the applicable trigger price and accordingly the payment at maturity on your Notes. The calculation agent may postpone the maturity date if a market disruption event occurs and is continuing on the final valuation date.
•	Potentially inconsistent research, opinions or recommendations by UBS – UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates have recently published research or other opinions that call into question the investment view implicit in the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying stock to which the Notes are linked.
•	Antidilution adjustments – Although the calculation agent will adjust the amount payable at maturity by adjusting the number of shares of the underlying stock that may be delivered for certain corporate events affecting the underlying stock or the underlying issuer, such as stock splits and stock dividends, and certain other actions involving the applicable underlying stock, the calculation agent is not required to make an adjustment for every corporate event that can affect the applicable underlying stock. If an event occurs that does not require the calculation agent to adjust the number of shares of underlying stock that may be delivered at maturity, the market value of your Notes and the payment at maturity may be materially and adversely affected.
•	Uncertain tax treatment – Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section entitled “What are the tax consequences of the Notes?” above and the section entitled “Supplemental U.S. Tax Considerations” on page PS-29 of the YONCP product supplement and consult your own tax advisor about your own tax situation.

Hypothetical Examples

Hypothetical Examples – Note Returns at Maturity

The following examples illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:

Term:	1 year
Coupon per annum:	10% (or $1.25 per quarter)
Initial price of the underlying stock:	$50.00 per share
Trigger price:	$37.50 (75% of the initial price)
Principal amount:	$50.00 per Note (set equal to the initial price)
Dividend yield**:	1%

*	Actual coupon and terms for each Note to be set on the trade date.
**	Full annual dividend yield assumed received by holders of the stock during the term of the Notes.

Scenario #1: The closing price of the stock never falls below the trigger price of $37.50 during the Observation Period.
Since the closing price of the underlying stock did not fall below the trigger price of $37.50 on any trading day during the Observation Period, principal is protected and you will receive at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the stock if the price appreciation of the stock (plus dividends, if any) is less than 10%.

If the closing price of the underlying stock on the final valuation date is $50.00 (no change in the price of the stock):

Payment at Maturity:	$50.00
Coupons:	5.00	($1.25 x 4 = $5.00)
Total	$55.00
Total Return on the Notes:	10%

In this example, the total return on the Notes is 10% while the total return on the stock is 1% (including dividends).

If the closing price of the underlying stock on the final valuation date is $65.00 (an increase of 30%):

Payment at Maturity:	$50.00
Coupons:	5.00	($1.25 x 4 = $5.00)
Total	$55.00
Total Return on the Notes:	10%

In this example, the total return on the Notes is 10% while the total return on the stock is 31% (including dividends).

Scenario #2: The closing price of the stock falls below the trigger price of $37.50 during the Observation Period.
Since the closing price of the underlying stock fell below the trigger price of $37.50 on one or more trading days during the Observation Period, you will receive at maturity one share of the underlying stock for every Note you hold. The value received at maturity and the total return on the Notes at that time depends on the closing price of the underlying stock on the maturity date.

If the closing price of the underlying stock on the final valuation date is $35.00 (a decline of 30%):

Value of share received:	$35.00
Coupons:	5.00	($1.25 x 4 = $5.00)
Total	$40.00
Total return on the Notes:	-20%

In this example, the total return on the Notes is a loss of 20% while the total return on the stock is a loss of 29% (including dividends).

If the closing price on the final valuation date is $42.00 (a decline of 16%):

Value of share received:	$42.00
Coupons:	5.00	($1.25 x 4 = $5.00)
Total	$47.00
Total return on the Notes:	-6%

In this example, the total return on the Notes is a loss of 6% while the total return on the stock is a loss of 15% (including dividends).

If the closing price on the final valuation date is $55.00 (an increase of 10%):

Value of share received:	$55.00
Coupons:	5.00	($1.25 x 4 = $5.00)
Total	$60.00
Total return on the Notes:	20%

In this example, the total return on the Notes is 20% while the total return on the stock is 11% (including dividends).

Hypothetical Return Table of the Notes at Maturity

The table below is based on the following assumptions*:

Term:	1 year
Coupon per annum:	10% (or $1.25 per quarter)
Initial price:	$50.00 per share
Trigger price:	$37.50 (75% of the initial price)
Principal amount:	$50.00 per Note (set equal to the initial price)
Dividend yield**:	1%

*	Actual coupon and terms for each Note to be set on the trade date.
**	Full annual dividend yield assumed received by holders of the stock during the term of the Notes.

	Underlying Stock		Trigger Event Does Not Occur[1]		Trigger Event Occurs[2]
Final Stock	Stock Price	Total Return	Payment at	Total Return at	Payment at	Total Return at
Price	Return	at Maturity[3]	Maturity	Maturity[4]	Maturity	Maturity[4]
$75.00	50%	51%	$55.00	10%	$80.00	60%
$72.50	45%	46%	$55.00	10%	$77.50	55%
$70.00	40%	41%	$55.00	10%	$75.00	50%
$67.50	35%	36%	$55.00	10%	$72.50	45%
$65.00	30%	31%	$55.00	10%	$70.00	40%
$62.50	25%	26%	$55.00	10%	$67.50	35%
$60.00	20%	21%	$55.00	10%	$65.00	30%
$57.50	15%	16%	$55.00	10%	$62.50	25%
$55.00	10%	11%	$55.00	10%	$60.00	20%
$52.50	5%	6%	$55.00	10%	$57.50	15%
$50.00	0%	1%	$55.00	10%	$55.00	10%
$47.50	-5%	-4%	$55.00	10%	$52.50	5%
$45.00	-10%	-9%	$55.00	10%	$50.00	0%
$42.50	-15%	-14%	$55.00	10%	$47.50	-5%
$40.00	-20%	-19%	$55.00	10%	$45.00	-10%
$37.50	-25%	-24%	$55.00	10%	$42.50	-15%
$35.00	-30%	-29%	n/a	n/a	$40.00	-20%
$32.50	-35%	-34%	n/a	n/a	$37.50	-25%
$30.00	-40%	-39%	n/a	n/a	$35.00	-30%
$27.50	-45%	-44%	n/a	n/a	$32.50	-35%
$25.00	-50%	-49%	n/a	n/a	$30.00	-40%
$22.50	-55%	-54%	n/a	n/a	$27.50	-45%

1)	A trigger event does not occur if the closing price of the underlying stock never falls below the trigger price on any trading day during the Observation Period.

2)	A trigger event occurs if the closing price of the underlying stock falls below the trigger price on at least one trading day during the Observation Period.

3)	The total stock price return on the underlying stock includes a 1% cash dividend payment.

4)	Total return on the Notes includes coupon payments.

Information about the Underlying Stocks

Included on the following pages is a brief description of the underlying issuers of each of the respective underlying stocks. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the underlying stocks. The information given below is for the four calendar quarters in each of 2003, 2004, 2005, 2006 and the first calendar quarter of 2007. Partial data is provided for the second calendar quarter of 2007. We obtained the closing price information set forth below from Bloomberg, L.P. without independent verification. You should not take the historical prices of the underlying stocks as an indication of future performance.

Each of the underlying stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the underlying stocks with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the respective issuers of the underlying stocks under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Adobe Systems Inc.

According to publicly available information, Adobe Systems Inc. (“Adobe”) is a diversified software company offering a line of creative, business and mobile software and services for creating, managing, delivering and viewing content across multiple operating systems, devices and media. Information filed by Adobe with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-15175, or its CIK Code: 0000796343. Adobe’s website is http://www.adobe.com. Adobe’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol ”ADBE.”

Historical Information

The following table sets forth the quarterly high and low closing prices for Adobe’s common stock, based on daily closing prices on the primary exchange for Adobe, as reported by Bloomberg L.P. Adobe’s closing price on April 30, 2007 was $41.56. The actual initial price will be the closing price of Adobe’s common stock on the trade date.

Quarter	Quarterly High	Quarterly Low	Quarterly Close
2003
First Quarter	$17.04	$12.80	$15.42
Second Quarter	$18.96	$15.31	$16.04
Third Quarter	$20.76	$15.78	$19.70
Fourth Quarter	$22.92	$18.87	$19.54
2004
First Quarter	$20.03	$17.20	$19.65
Second Quarter	$23.68	$20.60	$23.25
Third Quarter	$25.23	$19.85	$24.74
Fourth Quarter	$32.08	$24.87	$31.37
2005
First Quarter	$33.91	$27.70	$33.59
Second Quarter	$34.20	$27.39	$28.61
Third Quarter	$30.11	$25.91	$29.85
Fourth Quarter	$38.48	$28.29	$36.96
2006
First Quarter	$40.51	$34.95	$34.95
Second Quarter	$39.45	$27.85	$30.36
Third Quarter	$38.33	$26.47	$37.46
Fourth Quarter	$42.81	$37.12	$41.12
2007
First Quarter	$43.30	$37.52	$41.70
Second Quarter (through 4/30/2007)	$43.26*	$41.56*	$41.56

     *   High and low prices are for the period from April 2, 2007 through April 30, 2007.

The graph below illustrates the performance of Adobe’s common stock from January 31, 1997 through April 30, 2007, based on information from Bloomberg L.P. The dotted line represents a hypothetical trigger price, equal to 75% of the closing price on April 30, 2007. The actual trigger price will be based on the closing price of Adobe’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Apple Inc.

According to publicly available information, Apple, Inc. (“Apple”) designs, manufactures, and markets personal computers, portable digital music players and related software, peripherals, accessories, networking solutions and services, including the online sale of third-party audio and video products. Information filed by Apple with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-10030, or its CIK Code: 0000320193. Apple’s website is http://www.apple.com. Apple’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “AAPL.”

Historical Information

The following table sets forth the quarterly high and low closing prices for Apple’s common stock, based on daily closing prices on the primary exchange for Apple, as reported by Bloomberg L.P. Apple’s closing price on April 30, 2007 was $99.80. The actual initial price will be the closing price of Apple’s common stock on the trade date.

Quarter	Quarterly High	Quarterly Low	Quarterly Close
2003
First Quarter	$7.64	$6.90	$7.07
Second Quarter	$9.65	$6.56	$9.53
Third Quarter	$11.55	$9.57	$10.36
Fourth Quarter	$12.41	$9.85	$10.69
2004
First Quarter	$13.96	$10.64	$13.52
Second Quarter	$16.85	$12.89	$16.27
Third Quarter	$19.38	$14.57	$19.38
Fourth Quarter	$34.22	$19.15	$32.20
2005
First Quarter	$45.07	$32.25	$41.67
Second Quarter	$43.74	$34.13	$36.81
Third Quarter	$53.84	$37.39	$53.61
Fourth Quarter	$74.98	$49.25	$71.89
2006
First Quarter	$85.59	$58.71	$62.72
Second Quarter	$71.89	$56.02	$57.27
Third Quarter	$77.61	$50.67	$76.98
Fourth Quarter	$91.81	$73.23	$84.84
2007
First Quarter	$97.10	$83.27	$92.91
Second Quarter (through 4/30/2007)	$99.92*	$90.24*	$99.80

     *   High and low prices are for the period from April 2, 2007 through April 30, 2007.

The graph below illustrates the performance of Apple’s common stock from January 31, 1997 through April 30, 2007, based on information from Bloomberg L.P. The dotted line represents a hypothetical trigger price, equal to 75% of the closing price on April 30, 2007. The actual trigger price will be based on the closing price of Apple’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Goldman Sachs Group Inc.

According to publicly available information, the Goldman Sachs Group Inc. (“Goldman Sachs”) is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Information filed by Goldman Sachs with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-14965, or its CIK Code: 0000886982. Goldman Sachs’s website is http://www.goldmansachs.com. Goldman Sachs’s common stock is listed on the New York Stock Exchange under the ticker symbol “GS.”

Historical Information

The following table sets forth the quarterly high and low closing prices for Goldman Sachs’s common stock, based on daily closing prices on the primary exchange for Goldman Sachs, as reported by Bloomberg L.P. Goldman Sachs’s market price on April 30, 2007 was $218.61. The actual initial price will be the closing price of Goldman Sachs’s common stock on the trade date.

Quarter	Quarterly High	Quarterly Low	Quarterly Close
2003
First Quarter	$74.92	$62.85	$68.08
Second Quarter	$91.50	$69.62	$83.75
Third Quarter	$93.73	$82.90	$83.90
Fourth Quarter	$99.58	$85.82	$98.73
2004
First Quarter	$109.05	$96.60	$104.35
Second Quarter	$106.00	$88.79	$94.16
Third Quarter	$94.90	$83.86	$93.24
Fourth Quarter	$110.45	$92.34	$104.04
2005
First Quarter	$112.80	$102.86	$109.99
Second Quarter	$113.53	$95.50	$102.02
Third Quarter	$121.58	$103.55	$121.58
Fourth Quarter	$134.12	$113.18	$127.71
2006
First Quarter	$156.96	$127.04	$156.96
Second Quarter	$168.55	$138.50	$150.43
Third Quarter	$170.00	$140.10	$169.17
Fourth Quarter	$205.10	$175.50	$199.35
2007
First Quarter	$220.94	$190.00	$206.63
Second Quarter (through 4/30/2007)	$225.60*	$206.50*	$218.61

     *   High and low prices are for the period from April 2, 2007 through April 30, 2007.

The graph below illustrates the performance of Goldman Sachs’s common stock from May 31, 1999 through April 30, 2007, based on information from Bloomberg L.P. The dotted line represents a hypothetical trigger price, equal to 75% of the closing price on April 30, 2007. The actual trigger price will be based on the closing price of Goldman Sachs’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Whole Foods Market Inc.

According to publicly available information, Whole Foods Market Inc. (“Whole Foods”) is the largest food retailer of natural and organic products in the United States. Information filed by Whole Foods with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-19797, or its CIK Code: 0000865436. Whole Foods’s website is http://www.wholefoodsmarket.com. Whole Foods’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “WFMI.”

Historical Information

The following table sets forth the quarterly high and low closing prices for Whole Foods’s common stock, based on daily closing prices on the primary exchange for Whole Foods, as reported by Bloomberg L.P. Whole Foods’s closing price on April 30, 2007 was $46.79. The actual initial price will be the closing price of Whole Foods’s common stock on the trade date.

Quarter	Quarterly High	Quarterly Low	Quarterly Close
2003
First Quarter	$29.06	$22.51	$27.82
Second Quarter	$30.89	$23.70	$23.77
Third Quarter	$27.96	$23.12	$27.60
Fourth Quarter	$33.57	$28.14	$33.57
2004
First Quarter	$39.61	$33.16	$37.48
Second Quarter	$47.73	$37.12	$47.73
Third Quarter	$48.17	$37.01	$42.90
Fourth Quarter	$48.31	$40.16	$47.68
2005
First Quarter	$52.96	$44.30	$51.07
Second Quarter	$61.17	$48.09	$59.11
Third Quarter	$69.70	$59.06	$67.23
Fourth Quarter	$79.10	$62.76	$77.39
2006
First Quarter	$78.18	$60.02	$66.44
Second Quarter	$72.34	$60.74	$64.64
Third Quarter	$65.39	$47.37	$59.43
Fourth Quarter	$65.40	$45.48	$46.93
2007
First Quarter	$52.11	$42.51	$44.85
Second Quarter (through 4/30/2007)	$47.91*	$44.13*	$46.79

     *   High and low prices are for the period from April 2, 2007 through April 30, 2007.

The graph below illustrates the performance of Whole Foods’s common stock from January 31, 1997 through April 30, 2007, based on information from Bloomberg L.P. The dotted line represents a hypothetical trigger price, equal to 75% of the closing price on April 30, 2007. The actual trigger price will be based on the closing price of Whole Foods’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Captilization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of December 31, 2006	CHF	USD
	(in millions)
Debt	325,790	267,159
Debt issued(1)	325,790	267,159
Total Debt	6,089	4,993
Minority Interest(2)	49,801	40,839
Shareholders’ Equity	381,680	312,991
Total capitalization

(1)	Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.
(2)	Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.82004 (the exchange rate in effect as of December 31, 2006).

Supplemental Plan of Distribution

We expect to deliver each offering of the Notes against payment on or about the fourth business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the trade date will be required, by virtue of the fact that each Note initially will settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement.